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                                                                    EXHIBIT 12.1

                                  EXHIBIT 12.1

      ARDEN REALTY INC. COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)


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

                                                                 ARDEN REALTY INC.
                                        ----------------------------------------------------------------
                                                          FOR THE YEARS ENDED DECEMBER 31,
                                        ----------------------------------------------------------------
                                          2001          2000          1999          1998         1997
                                        --------      --------      --------      --------      --------

Earnings Available to Cover Fixed
Charges:

Income before extraordinary items       $ 97,759      $ 96,710      $ 96,626      $ 90,675      $ 39,630

Add: Interest Expense                     84,195        78,406        60,239        43,403        19,511
                                        --------      --------      --------      --------      --------

Total Earnings Available to Cover       $181,954      $175,116      $156,865      $134,078      $ 59,141
                                        ========      ========      ========      ========      ========
Fixed Charges

Fixed Charges:
Interest Expense                        $ 84,195      $ 78,406      $ 60,239      $ 43,403      $ 19,511
Interest Capitalized                       9,095        12,646         9,587         8,920         1,178
Preferred Distributions                    4,312         4,312         1,354          --            --
                                        --------      --------      --------      --------      --------

Total Fixed Charges                     $ 97,602      $ 95,364      $ 71,180      $ 52,323      $ 20,689
                                        ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges         1.86x         1.84x         2.20x         2.56x         2.86x
                                        ========      ========      ========      ========      ========

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